Exhibit 23.3

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in this registration statement on Form S-8 of Novatel Wireless, Inc. of our report dated June 3, 2015, relating to our audit of the consolidated financial statements of R.E.R. Enterprises, Inc. DBA Feeney Wireless as of and for the year ended December 31, 2014, which is included in the Current Report on Form 8-K/A filed by Novatel Wireless, Inc. on June 3, 2015.

/s/ McGladrey LLP

San Diego, CA
October 1, 2015